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                                                                    Exhibit 11.1

                              THE CHUBB CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                           PERIODS ENDED SEPTEMBER 30

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
                                                       Third Quarter                 Nine Months
                                                   ---------------------       ---------------------
                                                    1997           1996          1997         1996
                                                   -------       -------       -------       -------
                                                                     (in millions)
Net income .................................       $ 194.0       $ 165.2       $ 574.8       $ 490.9
After-tax interest expense on 6%
 exchangeable subordinated notes ...........            --           2.4           3.3           7.3
                                                   -------       -------       -------       -------
Net income for computing earnings
 per share .................................       $ 194.0       $ 167.6       $ 578.1       $ 498.2
                                                   =======       =======       =======       =======
Weighted average number of common shares
 outstanding ...............................         172.0         174.2         172.6         174.5
Additional shares from assumed conversion
  of 6% exchangeable subordinated notes
  as if each $1,000 of principal amount
  had been converted at issuance into
  23.256 shares of common stock ............            --           5.8           2.4           5.8
                                                   -------       -------       -------       -------
Weighted average number of common and common
  equivalent shares assumed outstanding for
  computing earnings per share .............         172.0         180.0         175.0         180.3
                                                   =======       =======       =======       =======
Net income per share .......................       $  1.12       $   .93       $  3.30       $  2.76
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